EXHIBIT 99.1

Energy Conversion Devices Reports Financial Results for Third Quarter of Fiscal Year 2010

Company Records a Non-Cash Impairment Charge of $358 Million

Third Quarter Revenues, Cash Flow and Inventory Improve

ROCHESTER HILLS, Mich., May 10, 2010 (GLOBE NEWSWIRE) -- Energy Conversion Devices, Inc. (ECD) (Nasdaq:ENER), the leading global manufacturer of thin-film flexible solar laminate products for the building-integrated and commercial rooftop markets, today announced financial results for the third quarter of its fiscal year 2010. The results included a non-cash impairment charge of $358 million.

Total revenues for the third quarter of fiscal 2010 were $72 million, an increase of nearly ten percent from $66 million in the third quarter of fiscal 2009, and 36 percent from $53 million in the second quarter of fiscal 2010.

Net loss for the third quarter of fiscal 2010, was $385 million, or $9.10 per diluted share. Excluding the impairment charge, the quarter's net loss was $27 million, or $0.64 per diluted share. The company reported net income of $1 million, or $0.03 per diluted share, in the third quarter of fiscal 2009 and a net loss of $39 million, or $0.92 per diluted share, in the second quarter of fiscal 2010.

Total revenues for the nine months ending March 31, 2010 were $168 million compared to $265 million in the prior year. Net loss for the first nine months of fiscal 2010 was $436 million, or $10.30 per diluted share. Excluding cumulative impairment charges, the net loss was $76 million, or $1.81 per diluted share. In the prior year, the company reported net income of $26 million, or $0.61 per diluted share.

The third quarter's $358 million non-cash impairment charge included $321 million for property, plant and equipment and $37 million for goodwill and other intangible assets. Separately, there was a $10 million charge to Cost of Product and Project Sales related to factory underutilization during the third quarter.

Mark Morelli, ECD's President and Chief Executive Officer, said, "The impairment charge that we announced today is a reflection of changed market conditions. This accounting adjustment does not in any way impact asset use or usefulness, but reflects the delayed timing of anticipated revenue and profit from some of the company's long-lived assets. While the timing has been delayed compared to our original expectations, our new business plan is succeeding as revenue, cash flow and inventory all improved this quarter.

"We closed several large projects with high-quality, repeat customers and are now working on 3.4 megawatts of solar rooftop installations with ContourGlobal for Coca-Cola bottling in Italy. We continue to make progress elsewhere in Europe and are building a significant project pipeline in the United States. In addition to our backlog, we have built a qualified project pipeline that has grown to more than 200 megawatts."

Mr. Morelli concluded, "Despite today's impairment charge, we believe that our business is turning the corner and we are enhancing our competitive position. We believe we can improve our technology and reach a conversion efficiency of 20 percent. We have already achieved a laboratory-proven conversion efficiency of over 15 percent, and we are well along our detailed roadmap to deliver 12 percent efficiency while reducing our cost-per-watt to less than 95 cents in the near term. Our focus on cost reductions, continued progress implementing our project business model and improving market conditions will support our return to profitability."

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Monday, May 10, 2010, at 10:00 a.m. ET. The dial-in number for the live audio call is 877-858-2512 or 706-634-6076 (international) with conference ID number 69695148. The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Conference Calls section of the company's website at www.energyconversiondevices.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m., May 12, 2010, and can be accessed by dialing 800-642-1687 or 706-645-9291 (international), with conference ID number 69695148. The webcast will also be archived on the company's website.

About Energy Conversion Devices

Energy Conversion Devices is a leader in building-integrated and rooftop photovoltaics. The company manufactures, sells and installs thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD's UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. Through its Solar Integrated Technologies business, the company also designs, manufactures and installs rooftop photovoltaic systems which enable customers to transform unused space on the rooftop into a value-generating asset. In addition, ECD's Ovonic Materials Division is the pioneer in NiMH battery technology, and is developing low cost fuel cells, hydrogen production from bioreformation, and hydrogen storage technologies. For more information, please visit www.energyconversiondevices.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to maintain our customer relationships; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; our customers' ability to access the capital needed to finance the purchase of our products; and risks associated with integrating Solar Integrated Technologies, Inc. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K and most recent Form 10-Q, could impact any forward-looking statements contained in this release.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009 (1)	2010	2009 (1)
Revenues
Product and project sales	$ 65,076	$ 60,190	$ 148,981	$ 248,978
Royalties	1,919	1,477	6,132	4,365
Revenues from product development agreements	2,580	3,967	9,578	10,316
License and other revenues	2,831	372	3,571	1,220
Total Revenues	72,406	66,006	168,262	264,879
Expenses
Cost of product and project sales	68,982	42,719	155,196	167,347
Cost of revenues from product development agreements	1,949	2,451	7,624	6,974
Product development and research	3,442	2,424	8,817	6,568
Preproduction costs	72	1,325	82	5,133
Selling, general and administrative	16,730	12,314	50,152	43,742
Net loss on disposal of property, plant and equipment	31	677	1,296	1,086
Impairment loss	357,975	--	359,228	--
Restructuring charges	338	139	3,460	574
Total Expenses	449,519	62,049	585,855	231,424
Operating (Loss) Income	(377,113)	3,957	(417,593)	33,455
Other Income (Expense)
Interest income	404	712	960	4,783
Interest expense	(6,970)	(2,310)	(20,770)	(9,904)
Distribution from joint venture	--	--	1,309	--
Other nonoperating expense, net	(1,257)	(552)	(1,333)	(1,392)
Total Other Income (Expense)	(7,823)	(2,150)	(19,834)	(6,513)
(Loss) Income before Income Taxes and Equity Income (Loss)	(384,936)	1,807	(437,427)	26,942
Income tax (benefit) expense	(55)	549	(1,955)	822
(Loss) Income before Equity Income (Loss)	(384,881)	1,258	(435,472)	26,120
Equity income (loss)	148	--	(185)	--
Net (Loss) Income	(384,733)	1,258	(435,657)	26,120
Net Income (Loss) Attributable to Noncontrolling Interest	113	--	(40)	--
Net (Loss) Income Attributable to ECD Shareholders	$ (384,846)	$ 1,258	$ (435,617)	$ 26,120

(Loss) Earnings Per Share, Attributable to ECD Shareholders	$ (9.10)	$ 0.03	$ (10.30)	$ 0.62

Diluted (Loss) Earnings Per Share, Attributable to ECD Shareholders	$ (9.10)	$ 0.03	$ (10.30)	$ 0.61

Basic weighted shares outstanding	42,307	42,303	42,307	42,266
Diluted shares outstanding	42,307	42,392	42,307	42,821

(1) As adjusted due to the implementation of FASB ASC 470-20 (See Note 1).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31, 2010	June 30, 2009 (1)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$58,244	$56,379
Short-term investments	127,242	245,182
Accounts receivable, net	67,472	69,382
Inventories, net	94,416	74,266
Other current assets	21,575	4,897
Total Current Assets	368,949	450,106

Property, Plant and Equipment, net	297,237	614,330

Other Assets:
Restricted cash	8,073	--
Lease receivable, net	11,316	--
Other assets	11,877	11,661
Total Other Assets	31,266	11,661

Total Assets	$697,452	$1,076,097
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$43,476	$50,238
Current portion of warranty liability	13,432	5,917
Other current liabilities	6,122	3,506
Total Current Liabilities	63,030	59,661

Long-Term Liabilities:
Convertible senior notes	258,944	247,974
Capital lease obligations	20,596	21,412
Warranty liability	28,633	--
Other liabilities	21,197	9,701
Total Long-Term Liabilities	329,370	279,087

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.01 par value, 100 million shares authorized, 45,774,386 and 45,754,652 issued at March 31, 2010 and June 30,2009, respectively	458	458
Additional paid-in capital	1,059,145	1,055,705
Treasury stock	(700)	(700)
Accumulated deficit	(752,235)	(316,618)
Accumulated other comprehensive loss, net	(1,576)	(1,496)
Total ECD stockholders' equity	305,092	737,349
Accumulated deficit – noncontrolling interest	(40)	--
Total Stockholders' Equity	305,052	737,349
Total Liabilities and Stockholders' Equity	$697,452	$1,076,097

(1) As adjusted due to the implementation of FASB ASC 470-20 (See Note 1).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Nine Months Ended March 31,
	2010	2009 (1)
Cash flows from operating activities:
Net (loss) income	$(435,657)	$ 26,120
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Impairment loss	359,228	--
Depreciation and amortization	27,302	23,695
Amortization of debt discount and deferred financing fees	11,927	10,958
Share-based compensation	3,440	4,885
Other-than-temporary impairment of investment	--	969
Net loss on disposal of property, plant and equipment	1,296	1,086
Equity loss	185	--
Other	--	6,482
Changes in operating assets and liabilities, net of foreign exchange:
Accounts receivable	(3,417)	(13,084)
Inventories	3,328	(35,058)
Other assets	(14,285)	(9,040)
Accounts payable and accrued expenses	(17,492)	17,584
Other liabilities	(579)	(876)
Net cash (used in) provided by operating activities	(64,724)	33,721

Cash flows from investing activities:
Purchases of property, plant and equipment	(26,904)	(193,508)
Acquisition of business, net of cash acquired	(2,088)	--
Purchases of investments	(68,089)	(68,357)
Proceeds from maturities of investments	174,644	2,700
Proceeds from sale of investments	10,120	--
Increase in restricted cash	(6,510)	--
Net cash provided by (used in) investing activities	81,173	(259,165)

Cash flows from financing activities:
Principal payments under capitalized lease obligations and other debt	(1,131)	(787)
Repayment of revolving credit facility	(5,705)	--
Repayment of convertible notes	(8,000)	--
Proceeds from sale of stock and share-based compensation, net of expenses	--	1,966
Net cash (used in) provided by financing activities	(14,836)	1,179

Effect of exchange rate changes on cash and cash equivalents	252	(51)
Net increase (decrease) in cash and cash equivalents	1,865	(224,316)
Cash and cash equivalents at beginning of period	56,379	484,492
Cash and cash equivalents at end of period	$ 58,244	$ 260,176
(1) As adjusted due to the implementation of FASB ASC 470-20 (See Note 1).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES RECONCILIATION OF GAAP MEASURES to NON-GAAP MEASURES (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31, 2010		Nine Months Ended March 31, 2010
	Net Loss	EPS	Net Loss	EPS
Net Loss Attributable to ECD Shareholders	$ (384,846)	$ (9.10)	$ (435,617)	$ (10.30)
Less: Impairment Loss	357,975	8.46	359,228	8.49
Net Loss Attributable to ECD Shareholders	$ (26,871)	$ (0.64)	$ (76,389)	$ (1.81)
CONTACT:  ECD / United Solar Ovonic
          Mark Trinske, Vice President, Investor Relations &
           Communications
          (248) 299-6063